Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 09-13
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

Investor Relations: Mark Collinson, Partner, CCG Investor Relations

Phone: (310) 954-1343

OMNI ANNOUNCES CREDIT FACILITY AMENDMENT

Carencro, LA – November 16, 2009 – OMNI Energy Services Corp. (NASDAQ GM: OMNI) today announced that it has entered into an amendment to its senior secured credit facility (the “Facility”) maturing April 23, 2013, providing for a waiver of a violation of the Facility’s fixed charge coverage requirement of 1.25 to 1.00 for the twelve month period ended September 30, 2009 and each and every event of default arising solely from the violation.

In addition, the Company reduced the total available principal under the Facility from $75.0 million to $56.0 million reflecting the principal payments previously made and applied to the term portion of the Facility in the amount of $14.0 million. The Company also reduced the revolving credit capacity to $20.0 million from $25.0 million reflecting the Company’s current business needs. As of November 12, 2009, the Company had no outstanding borrowings under this revolving credit facility and had $15.5 million of capacity of which $6.0 million was being utilized for standby letters of credit and other contingencies.

Among other modifications, the fixed charge coverage ratio requirement (as defined in the Facility) was modified to reflect a requirement of .90 to 1.00 for the twelve month period ending December 31, 2009 and June 30, 2010, 1.00 to 1.00 for the twelve month periods March 31, 2010, September 30, 2010, and December 31, 2010, and 1.10 to 1.00 for the twelve month periods ending March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011.

Subject to certain limitations, the Company has the ability to select how interest will be computed. Interest may be determined by reference to the London Inter-bank Offered Rate (LIBOR), or the Fed Funds Rate plus 0.5%, each of which is subject to a floor of 1.0% plus an applicable margin between 4.0% and 4.5%.

In addition, other features of the Facility were modified to reflect the current business needs of the Company.

Ronald D. Mogel, Senior Vice-President and Chief Financial Officer commented, “We are very pleased with the senior credit facility amendment which gives OMNI the necessary flexibility to manage our business through this tough economic cycle while also providing the financial resources necessary to support our growth in active business segments. The success of this transaction is the result of a team effort on the part of the OMNI financial group and our lenders who continue to show their commitment to and confidence in OMNI.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and timely receipt of the related patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, the completion of strategic transactions under consideration by OMNI, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.